Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made between Deciphera Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), Deciphera Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Michael D. Taylor, Ph.D. (the “Executive”). The Company, Parent and Executive are collectively referred to as the “Parties.”

WHEREAS, the Company and the Executive entered into an Employment Agreement dated September 25, 2017 (the “Employment Agreement”) which replaced and superseded a prior employment agreement between the Company and the Executive, dated March 1, 2014 (the “Prior Employment Agreement”) and which provides for severance pay and benefits (the “Severance Benefits”) under certain circumstances;

WHEREAS, the Board of Directors of Parent (the “Board”) appreciates the Executive’s past and anticipated contributions to the Company;

WHEREAS, effective as of the date the New CEO (as defined below) commences employment with the Company, unless another date is agreed to by Parties (such actual date, the “CEO Transition Date”), the Executive shall transition from the position of President and Chief Executive Officer of the Company to the position of Senior Advisor;

WHEREAS, if the Executive enters into and does not revoke this Agreement, the Executive’s employment with the Company will end pursuant to Section 3(d) of the Employment Agreement effective on the date that is six months from the CEO Transition Date, unless employment ends on an earlier date consistent with the terms of this Agreement (such actual date, the “Date of Termination”);

WHEREAS, this Agreement is the Separation Agreement and Release referred to in the Employment Agreement;

WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Agreement and fully complying with the Continuing Obligations and the Conditions (as each is defined below), the Company shall provide the Executive with the 2019 Bonus, the Severance Benefits as described in Section 4 of this Agreement and the equity treatment described in Section 5 of this Agreement; and

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to the Executive in connection with the ending of Executive’s employment. By entering into this Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Transition from Employment

(a)    Transition Period. If the Executive enters into, does not revoke, and complies with this Agreement, the Executive’s employment will continue, along with the compensation and benefits specified below, until the date that is six months from the CEO Transition Date, unless the Company sooner terminates the Executive’s employment for Cause (as defined in Section 3(c) of the Employment Agreement) or the Executive sooner resigns. The time period between the date of this Agreement and the Date of Termination shall be referred to herein as the “Transition Period.”

(b)    Transition Services.

(i)    Effective on the CEO Transition Date the Executive will transition to the position of Senior Advisor and shall not be authorized to perform any of his previous duties unless so requested in writing by the new Chief Executive Officer of the Company (the “New CEO”). At all times during the Transition Period, the Executive will report to the New CEO or his designee and shall have such duties as may be prescribed by the New CEO or his designee. As Senior Advisor, the Executive will provide transitional services to the Company to the extent directed by the New CEO and/or the Board. The Executive may, with the Chairman of the Board’s prior written consent, engage in noncompetitive consulting or non-employment business activities during the Transition Period. For the avoidance of doubt, the Executive’s service during the Transition Period on other boards of directors for companies that do not compete with the Company or Parent as to mechanism of action or indication (as determined by the Board in its reasonable discretion) shall be deemed noncompetitive and the Chairman of the Board shall not withhold his consent to such service. If the Executive accepts employment with another person or entity, the Executive must immediately resign from employment with the Company as of the date that employment commences, the Transition Period will end, and if such resignation has not been consented to in writing by the Board, he will not be entitled to the 2019 Bonus (as defined below) or the pay and benefits set forth in Sections 4 and 5 of this Agreement. The Executive agrees to work cooperatively with the Board, the New CEO and other members of the Company’s management team during the Transition Period. For the avoidance of doubt, if the Company terminates the Executive’s employment for Cause or the Executive resigns without the Board’s consent prior to the date that is six months from the CEO Transition Date, the Executive will be entitled to the Accrued Benefit set forth in Section 3, shall immediately cease vesting in his outstanding equity awards, and shall have no further rights to any compensation or benefits from the Company or any of its affiliates.

(ii)    The Executive hereby waives the application of the definition of “Good Reason” in the Employment Agreement to all aspects of the Executive’s prior and continued employment, including but not limited to any changes to the Executive’s responsibilities, authority or duties, and the Executive agrees that such “Good Reason” provision is hereby null and void. For the avoidance of doubt, the Executive shall have no “Good Reason” departure rights under the Employment Agreement or otherwise.

(c)    Compensation, Benefits, and Vesting. During the Transition Period, the Executive shall (i) continue to be paid his current Base Salary (as defined in the Employment Agreement), (ii) remain eligible to participate in the Company’s group employee benefit plans as a regular full-time employee, and (iii) continue to vest in his Preserved Equity (as defined below), subject to the terms of Section 5 of this Agreement. For the avoidance of doubt, the equity award granted to the Executive on January 30, 2019 (the “January 30 Award”) shall cease vesting on the CEO Transition Date in accordance with the applicable equity award agreement and is expressly excluded from the definition of Preserved Equity. The Executive shall be eligible, subject to satisfying the Conditions (as defined in Section 4), to receive a pro-rata amount of his target incentive compensation for 2019 based on 100% of his target incentive compensation for the period between January 1, 2019 and the CEO Transition Date (the “2019 Bonus”). The amount of the 2019 Bonus shall be added to the Severance Amount (as defined in Section 4) and paid in the same manner as the Severance Amount. The Executive agrees that he will not earn or be entitled to accrue paid time off during the Transition Period.

2.    Resignations; Board Service. Effective as of the CEO Transition Date, the Executive hereby resigns as an officer of the Company, as well as from any other officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company. The Executive agrees to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate such resignations. Unless the Executive sooner resigns as a member of the Board and subject to Board dismissal procedures, the Executive shall continue to serve as a member of the Board through the end of his current term expiring at the annual meeting of shareholders in 2021, at which time he will cease to serve as a member of the Board. The last date of the Executive’s Board service is referred to herein as the “Board Termination Date.”

Provided that the Executive continues to serve as a member of the Board following the one year anniversary of the CEO Transition Date, he will receive, subject to his continued Board service, (i) a pro-rated quarterly retainer of $12,500 for any Board service following the one year anniversary of the CEO Transition Date, and (ii) the normal annual director stock option grant(s) issued at the time of the annual meeting beginning in 2020. For the avoidance of doubt, (i) no compensation for Board service shall be paid to the Executive prior to the Date of Termination, (ii) the Executive’s compensation following the Date of Termination shall be governed by the terms of this Agreement, and (iii) he will not be eligible to participate in the Non-Employee Director Compensation Policy (except with respect to the annual option grant at the 2020 annual meeting).

3.    Accrued Benefit. On the Date of Termination (or such later date not to exceed 30 days after the Date of Termination with respect to (ii) below), the Executive shall be paid in full for (i) any Base Salary (as defined in the Employment Agreement) earned through the Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of the Employment Agreement) (iii) any accrued but unused hours of unused vacation that accrued through the Date of Termination, provided the Executive shall not accrue vacation or other paid time off during the Transition Period.

4.    Severance Benefits. In exchange for, among other things, the Executive (i) signing, not revoking and complying with the terms of this Agreement, (ii) not being terminated by the Company for Cause or resigning his employment prior to the date the Board determines will be the Date of Termination without the written consent of the Board, (iii) providing transition services to the reasonable satisfaction of the New CEO and the Board during the Transition Period, and (iv) after the Date of Termination, executing and not revoking the Certificate

Updating Release of Claims in the form attached as Exhibit A (the “Certificate”) within the time periods set forth in the Certificate (collectively, the “Conditions”):

(a)    the Company shall pay the Executive an amount equal to 12 months Base Salary (the “Severance Amount”); and

(b)    if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) 12 months following the Date of Termination, (ii) the end of the Executive’s COBRA health continuation period, or (iii) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

The amounts payable under this Section 4 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing on the Company’s next regular payroll date after the Effective Date of the Certificate; provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.    Equity.

(a)    On the CEO Transition Date, and notwithstanding anything to the contrary in the applicable Equity Documents (as defined below) or any continued service relationship by the Executive, the Executive will forfeit all of his outstanding unvested equity awards (including without limitation the entire January 30 Award, to the extent not vested as of such date), except for those portions of his time-based stock-based equity awards that would have vested during the one year period immediately following the CEO Transition Date (the “Preserved Equity”). The Executive’s option agreement(s) or stock-based award agreement(s), together with Parent’s equity plan(s), are collectively referred to herein as the “Equity Documents.” The Preserved Equity will continue to vest, subject to the terms of the applicable Equity Documents and the Executive’s continued service as an employee or Board member, through the one year anniversary of the CEO Transition Date, at which time all vesting shall cease. If both the Date of Termination and the Board Termination Date (such later date, the “Last Vesting Day”) occur prior to the one year anniversary of the CEO Transition Date and the Executive satisfies the Conditions, then notwithstanding anything to the contrary in the Equity Documents, the then unvested number of shares underlying the Preserved Equity held by the Executive that would have vested between the Last Vesting Day and the one year anniversary of the CEO Transition Date shall vest and become exercisable as of the Last Vesting Day; provided that, although vesting will cease as of the Last Vesting Day and the post-service exercise period with respect to any vested shares will commence on the Last Vesting Day, the termination of the unvested portion of the Executive’s Preserved Equity that would otherwise occur on the Last Vesting Day will be delayed to the extent necessary to effectuate the terms of this Agreement. A full and complete summary of the Executive’s outstanding equity grants is attached hereto as Exhibit B. By signing this Agreement, the Executive acknowledges and agrees that he has no other equity interests in the Company, Parent or any of their respective affiliates other than those listed on Exhibit B.

(b)    In addition, subject to the Executive satisfying the Conditions, Parent shall extend the exercise period with respect to the Executive’s vested stock options until the earlier of (i) the original 10-year expiration date for such vested stock options as provided in the applicable Equity Documents, or (ii) 180 days after the later to occur of the Date of Termination or Board Termination Date (the “Extended Exercise Period”) provided that any stock option subject to this Extended Exercise Period shall cease to be treated for tax purposes as an incentive stock option.

(c)    If (i) the Executive has satisfied the Conditions (to the extent applicable), (ii) within the one year period immediately following the CEO Transition Date, a Sale Event occurs (as “Sale Event” is defined in the Deciphera Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan), and (iii) the Executive is serving on the Board at the time of such Sale Event, then, notwithstanding anything to the contrary in the applicable Equity Documents, all of the Executive’s outstanding Preserved Equity that has not yet vested shall immediately vest and become exercisable. For the avoidance of doubt, if a Sale Event occurs following the one year anniversary of the CEO Transition Date and the Executive continues to serve on the Board at the time of such Sale Event, any stock option grants that the Executive receives as part of his service on the Board (as set forth in Section 2) shall be treated in accordance with the acceleration of options provisions provided for all Board members.

Except as set forth herein, the terms of the Equity Documents shall continue in full force in all respects.

6.    General Release. The Executive irrevocably and unconditionally releases and forever discharges the Company, Parent, and all of their affiliated and related entities (the “Affiliates”), the Company’s, Parent’s, and Affiliates’ respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement and the Prior Employment Agreement or any other agreement between the Executive and any of the Releasees, including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Chapter 151B of the Massachusetts General Laws; any claim under any state or local statute, rule, ordinance, or regulation, all contract and quasi-contract claims, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation, and severance allowances or entitlements, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs, and disbursements; as well as any Claims for alleged wrongful discharge, discrimination or harassment, negligent or intentional infliction of emotional distress, breach of an express or implied contract, promissory estoppel, whistleblower retaliation, other personal injury, fraud or misrepresentation, defamation, invasion of privacy, negligence, retaliation, violation of public policy, or any other unlawful behavior; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and attorney’s fees and costs. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company or Parent in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims in his capacity as a Parent stockholder arising up to and through the date that the Executive enters into this Agreement. Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to unemployment compensation benefits or to workers’ compensation.

7.    409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of his separation from employment would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by any Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any Party.

8.    Return of Property. On or before the Date of Termination (and upon earlier request by the Company), the Executive shall be required to return all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination. Notwithstanding the foregoing, the Executive shall be permitted to retain any documents that the Board deems necessary for him to serve as a member of the Board through the Board Termination Date, provided that the Executive agrees to promptly return such documents on or prior to the Board Termination Date or upon such earlier request by the Board. For purposes of this Section 8, “Company” shall include Parent and all Affiliates.

9.    Communications Regarding Transition. The Executive agrees that he will not (without the prior written approval of the Chairman or the Board) communicate about his transition or departure with anyone until after the Chairman of the Board has made a formal written announcement about the Executive’s transition and departure through an email communication (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and immediate family members about his transition and departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s transition and departure and each such person agrees. The Executive has agreed to communicate positively about his employment at the Company as well as his transition and departure both internally and externally and work collaboratively with the Company’s New CEO, the Chief Financial Officer and other management members on communications planning and transition matters. If the Executive publishes a written statement about his employment or his transition or departure, including through email or a social media posting, the Executive shall first have the content approved in writing by the Chairman of the Board. These obligations shall not in any way affect any person’s obligations to provide truthful information as required by law.

10.    Non-Disparagement. Subject to Section 14 of this Agreement, the Executive agrees not to take any action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or any of its affiliates or its or their products, services or current or former officers, directors, shareholders, employees, managers or agents. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

11.    Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the 2019 Bonus and the pay and benefits set forth in Sections 4 and 5 of this Agreement are conditioned on his full compliance with the provisions in Sections 7,

8, and 9 of the Employment Agreement, which are hereby incorporated by reference as material terms of this Agreement. Collectively, Sections 7, 8, and 9 of the Employment Agreement, and Sections 8, 9 and 10 of this Agreement shall be referred to as the “Continuing Obligations.” In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Benefits in Section 4 and to seek repayment of any previously paid Severance Benefits. Such termination in the event of a breach by the Executive shall not affect the general release in Section 6 or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorney’s fees associated with any such breach by the Executive.

12.    Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily entering into this Agreement.

13.    Attorney’s Fees. The Company will reimburse the Executive up to $5,000 for his reasonable attorney’s fees incurred in connection with this Agreement, subject to the Executive’s timely submission of appropriate documentation.

14.    Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge, claim or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including his ability to provide documents or other information, without notice to the Company.

15.    Effective Date. To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before March 4, 2019. This Agreement shall become effective upon Execution by both parties (the “Effective Date”). For the avoidance of doubt, if the Executive does not enter into this Agreement, then the Executive’s employment will end on a date to be determined by the Company, and the Company shall provide the Executive with documentation at that time that will replace this Agreement.

16.    Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of the Agreement and Continuing Obligations, other than those portions or provisions as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

17.    Entire Agreement. This Agreement, along with the Continuing Obligations, constitutes the entire agreement between the Executive and the Company and/or Parent concerning the Executive’s relationship with the Company and/or Parent, and supersedes and replaces any and all prior agreements and understandings between the Executive and the Company and/or Parent concerning the Executive’s relationship with the Company and/or Parent including, without limitation, the Prior Employment Agreement and the unpreserved provisions of the Employment Agreement, provided that the Equity Documents (subject to Section 5 of this Agreement) shall continue to be in full force and effect. In addition, and notwithstanding the foregoing, the definition of “Cause” in the Employment Agreement and Sections 10, 11, 13, 15, 17, 18, and 19 of the Employment Agreement shall remain in full force and effect to the extent consistent with the terms of this Agreement.

18.    Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of any Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by any Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.

19.    Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

20.    Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, as of the date of his execution of this Agreement and except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.

21.    Jurisdiction. The Executive and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, the Executive submits to the jurisdiction of such courts and acknowledges that venue in such courts is proper.

22.    Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against any Party or the “drafter” of all or any portion of this Agreement.

23.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

DECIPHERA PHARMACEUTICALS, LLC
a Delaware limited liability company

By:	/s/ James Bristol
Name:	James Bristol
Title:	Authorized Signatory

Date:	March 4, 2019

PARENT:

DECIPHERA PHARMACEUTICALS, INC.

By:	/s/ James Bristol
Name:	James Bristol
Title:	Authorized Signatory

Date:	March 4, 2019

EXECUTIVE:

By:	/s/ Michael D Taylor , Ph.D.
Name:	Michael D. Taylor, Ph.D.

Date:	March 4, 2019

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Michael D. Taylor, Ph.D., hereby acknowledge and certify that I entered into a Transition Agreement with Deciphera Pharmaceuticals, LLC (the “Company”) and Deciphera Pharmaceuticals, Inc. (“Parent”) dated March 4, 2019 (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 6 of the Agreement (this “Certificate”), in order to be eligible for the 2019 Bonus and the pay and benefits set forth in Sections 4 and 5 of the Agreement. I understand that I may not sign this Certificate until on or after the Date of Termination and that I must return it to the Company within twenty-one (21) days after the Date of Termination.

I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.

2.

In consideration of the benefits contained in the Agreement, including but not limited to the 2019 Bonus and the pay and benefits set forth in Sections 4 and 5 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 6 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate (the “Effective Date”), subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company, Parent or their respective representatives with the exception of those promises contained in this Certificate and the Agreement. I further acknowledge that I have been advised to discuss all aspects of this Certificate with my attorney.

4.	I agree that this Certificate is part of the Agreement.

5.

I have been provided with the opportunity to consider this Certificate for twenty-one (21) calendar days from the Date of Termination (the “Consideration Period”). I understand that for a period of seven (7) business days from the day of the execution of this Certificate, I shall retain the right to revoke this Certificate by written notice that must be received by the undersigned before the end of such revocation period. This Certificate shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that I do not revoke this Certificate during the revocation period.

[Signature page follows.]

Michael D. Taylor, Ph.D.

Date

EXHIBIT B

Below is a summary of all of the Executive’s outstanding equity grants as of March 17, 2019.1

Grant Number	Grant Date	Plan	Type	Shares	Price	Total Vested	Total Unvested	Exercised/ Released	Outstanding/ Unreleased	Exercisable/ Releasable
000283	01/30/2019	2017	ISO	18,975.00	$26.35	690.00	18,285.00	0.00	18,975.00	690.00
000284	01/30/2019	2017	NQ	244,025.00	$26.35	10,268.00	233,757.00	0.00	244,025.00	10,268.00
000012	12/18/2015	2015	NQ	502,658.00	$1.89	502,658.00	0.00	13,997.00	488,661.00	488,661.00
R000012	12/18/2015	2015	NQ	50,974.00	$1.89	50,974.00	0.00	0.00	50,974.00	50,974.00
000028	12/18/2015	2015	NQ	123,034.00	$1.89	105,092.00	17,942.00	0.00	123,034.00	105,092.00
000051	09/27/2016	2015	NQ	217,525.00	$3.95	145,017.00	72,508.00	0.00	217,525.00	145,017.00
000089	06/04/2017	2015	NQ	247,633.00	$6.13	108,339.00	139,294.00	0.00	247,633.00	108,339.00
000167	02/16/2018	2017	NQ	225,000.00	$29.71	65,625.00	159,375.00	0.00	225,000.00	65,625.00

					Total	988,663.00	641,161.00	13,997.00	1,615,827.00	974,666.00

[1]	Grants 000283 and 000284 together comprise the January 30 Award.